Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, NY 14450

CONTACT:	Investors and Media: Felix Veksler Senior Director, Investor Relations ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER FISCAL 2025 FINANCIAL RESULTS

•	Drove 410 Basis Point Sequential Improvement in Year-over-Year Comparable Store Sales Percentage Change from the First Quarter of Fiscal 2025

•	Generated Cash from Operating Activities of $88 Million for the First Half of Fiscal 2025

•	Distributed Second Quarter Fiscal 2025 Cash Dividend of $.28 per Share

FAIRPORT, N.Y. – October 30, 2024 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 28, 2024.

Second Quarter Results

Sales for the second quarter of the fiscal year ending March 29, 2025 (“fiscal 2025”) decreased 6.4% to $301.4 million, as compared to $322.1 million for the second quarter of the fiscal year ended March 30, 2024 (“fiscal 2024”). Comparable store sales decreased 5.8%, as compared to a decrease in comparable store sales of 2.3% in the prior year period.

Comparable store sales increased 20% for batteries and were flat for alignments compared to the prior year period. Comparable store sales decreased 4% for tires, 5% for front end/shocks, 7% for maintenance services, and 12% for brakes compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin decreased 40 basis points compared to the prior year period, primarily resulting from higher material costs due to mix within tires and higher fixed occupancy costs as a percentage of sales, partially offset by lower technician labor costs as a percentage of sales.

Total operating expenses for the second quarter of fiscal 2025 were $93.2 million, or 30.9% of sales, as compared to $92.6 million, or 28.8% of sales in the prior year period. The increase as a percentage of sales was principally due to lower year-over-year comparable store sales and an increase in advertising spend.

Operating income for the second quarter of fiscal 2025 was $13.2 million, or 4.4% of sales, as compared to $22.4 million, or 6.9% of sales in the prior year period.

Interest expense was $5.1 million for the second quarter of fiscal 2025, as compared to $4.8 million for the second quarter of fiscal 2024, principally due to an increase in the Company’s weighted average interest rate.

Income tax expense in the second quarter of fiscal 2025 was $2.5 million, or an effective tax rate of 30.9%, compared to $4.7 million, or an effective tax rate of 26.8% in the prior year period. The year-over-year difference in effective tax rate is primarily due to state taxes and discrete tax impacts related to share-based awards.

Net income for the second quarter of fiscal 2025 was $5.6 million, as compared to $12.9 million in the same period of the prior year. Diluted earnings per share for the second quarter of fiscal 2025 was $.18. This compares to $.40 in the second quarter of fiscal 2024. Adjusted diluted earnings per share, a non-GAAP measure, for the second quarter of fiscal 2025 was $.17. This compares to adjusted diluted earnings per share of $.41 in the second quarter of fiscal 2024. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded items in the second quarters of fiscal 2025 and 2024. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the second quarter of fiscal 2025, the Company closed 12 stores. Monro ended the quarter with 1,272 company-operated stores and 50 franchised locations.

“We drove sequential improvement in our year-over-year comparable store sales percentage change from the first quarter as well as a significant acceleration in our comp trends as the second quarter progressed. Importantly, our tire dollar and unit sales improved sequentially from the first quarter and our tire category exited the quarter with year-over-year growth in units in the month of September. Our ConfiDrive digital courtesy inspection process and our oil change offer allowed us to drive sequential improvement from the first quarter in our service category sales as well as year-over-year growth in both battery units and sales dollars in the quarter. Additionally, we improved our attachment rate for alignments, which resulted in year-over-year growth in both alignment units and sales dollars in the month of September. Encouragingly, our sales momentum from the second quarter has continued into fiscal October with our preliminary comparable store sales down only 1%, supported by improving trends in tires and all service categories, including brakes. Excluding the impact of Hurricanes Helene and Milton, our preliminary comparable store sales would have been approximately flat compared to the prior year”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “We expect to leverage our sales momentum in October as well as continued traction from our initiatives to achieve our third quarter objectives.”

First Six Months Results

For the current six-month period:

•	Sales decreased 8.4% to $594.6 million from $649.1 million in the same period of the prior year. Comparable store sales decreased 7.8%, compared to a decrease of 0.9% in the prior year period.

•	Gross margin for the six-month period was 36.3%, compared to 35.3% in the prior year period.

•	Operating income was 4.4% of sales, compared to 6.1% in the prior year period.

•	Net income for the first six months of fiscal 2025 was $11.5 million, or $.37 per diluted share, as compared to $21.7 million, or $.68 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in the first six months of fiscal 2025 was $.39. This compares to adjusted diluted earnings per share of $.72 in the first six months of fiscal 2024. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in the first six months of fiscal 2025 and 2024. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the first half of fiscal 2025, the Company generated operating cash flow of $88 million. As of September 28, 2024, the Company had total liquidity of $529 million.

Second Quarter Fiscal 2025 Cash Dividend

On September 10, 2024, the Company paid a cash dividend for the second quarter of fiscal 2025 of $.28 per share.

Company Expectations

Monro is not providing fiscal 2025 financial guidance at this time but will provide perspective on its expectations for the full year of fiscal 2025 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, October 30, 2024 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 881759. A replay will be available approximately two hours after the recording through Wednesday, November 13, 2024 and can be accessed by dialing 1-866-813-9403 and using the required access code of 278261. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated almost $1.3 billion in sales in fiscal 2024 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “may,” “anticipate,” “believe,” “could,” “focus,” “will,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2024. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items such as costs related to shareholder matters from the Company’s equity capital structure recapitalization, transition costs related to the Company’s back-office optimization, store impairment charges, net gain on sale of the Company’s corporate headquarters, and items related to store closings.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2024	2023	% Change
Sales	$301,391	$322,091	(6.4)%
Cost of sales, including occupancy costs	195,014	207,118	(5.8)%

Gross profit	106,377	114,973	(7.5)%
Operating, selling, general and administrative expenses	93,175	92,618	0.6%

Operating income	13,202	22,355	(40.9)%
Interest expense, net	5,136	4,801	7.0%
Other income, net	(110)	(34)	223.5%

Income before income taxes	8,176	17,588	(53.5)%
Provision for income taxes	2,529	4,716	(46.4)%

Net income	$5,647	$12,872	(56.1)%

Diluted earnings per share	$0.18	$0.40	(55.0)%

Weighted average number of diluted shares outstanding	31,224	32,272
Number of stores open (at end of quarter)	1,272	1,298

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2024	2023	% Change
Sales	$594,573	$649,059	(8.4)%
Cost of sales, including occupancy costs	379,010	419,691	(9.7)%

Gross profit	215,563	229,368	(6.0)%
Operating, selling, general and administrative expenses	189,114	189,664	(0.3)%

Operating income	26,449	39,704	(33.4)%
Interest expense, net	10,279	10,009	2.7%
Other income, net	(201)	(92)	118.5%

Income before income taxes	16,371	29,787	(45.0)%
Provision for income taxes	4,861	8,086	(39.9)%

Net income	$11,510	$21,701	(47.0)%

Diluted earnings per share	$0.37	$0.68	(45.6)%

Weighted average number of diluted shares outstanding	31,201	32,112

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 28, 2024	March 30, 2024
Assets
Cash and equivalents	$20,859	$6,561
Inventory	161,983	154,085
Other current assets	83,996	92,643

Total current assets	266,838	253,289
Property and equipment, net	272,523	280,154
Finance lease and financing obligation assets, net	178,789	180,803
Operating lease assets, net	195,300	202,718
Other non-current assets	767,850	775,850

Total assets	$1,681,300	$1,692,814

Liabilities and Shareholders’ Equity
Current liabilities	$501,566	$455,156
Long-term debt	62,000	102,000
Long-term finance leases and financing obligations	241,203	249,484
Long-term operating lease liabilities	173,734	181,852
Other long-term liabilities	50,858	47,547

Total liabilities	1,029,361	1,036,039
Total shareholders’ equity	651,939	656,775

Total liabilities and shareholders’ equity	$1,681,300	$1,692,814

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	September
	2024	2023
Diluted EPS	$0.18	$0.40
Store impairment charges	0.02	—
Transition costs related to back-office optimization	0.01	0.00
Store closing costs	0.01	(0.00)
Costs related to shareholder matters	—	0.01
Net gain on sale of corporate headquarters (a)	(0.06)	0.00

Adjusted Diluted EPS	$0.17	$0.41

Note: Amounts may not foot due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal September
	2024	2023
Net Income	$5,647	$12,872
Store impairment charges	1,031	—
Transition costs related to back-office optimization	553	97
Store closing costs	531	(43)
Costs related to shareholder matters	—	439
Net gain on sale of corporate headquarters (a)	(2,764)	60
Provision for income taxes on pre-tax adjustments (b)	177	(143)

Adjusted Net Income	$5,175	$13,282

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Six Months Ended
	Fiscal September
	2024	2023
Diluted EPS	$0.37	$0.68
Store impairment charges	0.04	—
Transition costs related to back-office optimization	0.03	0.01
Store closing costs	0.02	0.00
Costs related to shareholder matters	—	0.03
Acquisition due diligence and integration costs	—	0.00
Net gain on sale of corporate headquarters (a)	(0.06)	0.00

Adjusted Diluted EPS	$0.39	$0.72

Note: Amounts may not foot due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal September
	2024	2023
Net Income	$11,510	$21,701
Store impairment charges	1,551	—
Transition costs related to back-office optimization	1,150	641
Store closing costs	712	4
Costs related to shareholder matters	—	1,275
Acquisition due diligence and integration costs	—	5
Net gain on sale of corporate headquarters (a)	(2,639)	60
Provision for income taxes on pre-tax adjustments (b)	(210)	(502)

Adjusted Net Income	$12,074	$23,184

a)	Amount includes gain on sale of corporate headquarters building, net of closing and relocation costs.
b)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.